Exhibit 10.10

GLOBAL HYATT CORPORATION

Stock Appreciation Rights Award Agreement

Participant:

The following sets forth the terms of your Global Hyatt Corporation Stock Appreciation Rights (“SAR”) Award.

STOCK APPRECIATION RIGHTS AWARD:

SARs Granted:
Base Value Per Share:	$

VESTING SCHEDULE:

Grant Date:	, 2008
Expiration Date:	, 2018, subject to earlier termination

Vesting Schedule:	Subject to acceleration in certain circumstances, the SARs vest and become exercisable on the following vesting dates:

	•	Initial 25% of the SARs on April 1, 2009

	•	Additional 25% of the SARs on April 1, 2010

	•	Additional 25% of the SARs on April 1, 2010

	•	Additional 25% of the SARs on April 1, 2012

The Stock Appreciation Rights Award that is described and made pursuant to this Stock Appreciation Award Agreement (as amended from time to time, this “Award Agreement”) is issued under the Amended and Restated Global Hyatt Corporation Long-Term Incentive Plan (as amended from time to time, “Plan”). By your signature on this Award Agreement:

•	you consent to be bound by all of the terms and conditions of this Award Agreement and the Plan;

•

without any further action on your part, you agree to be deemed a party to, a signatory of and bound by the Amended and Restated Global Hyatt Corporation Incentive Award Stockholders’ Agreement dated as of March 11, 2008 (as amended from time to time, the “Stockholders’ Agreement”), and any shares of common stock of Global Hyatt Corporation issued upon exercise of SARs shall be subject to the rights and restrictions contained therein; and

•	you acknowledge that you have received, read and understood the Plan, this Award Agreement and the Stockholders’ Agreement, and are familiar with the terms and provisions of each.

The following terms and conditions apply to the Stock Appreciation Rights granted pursuant to this Award Agreement.

Company; Defined Terms:	Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:	Stock appreciation rights, or SARs.

Exercise of the SARs entitles the Participant to receive an amount equal to the Spread, if any, determined at the time of exercise. The “Spread” is the difference (but not less than zero) between the Share Value of a share of Common Stock at the time of exercise and the SAR’s Base Value multiplied by the number of SARs exercised. Reference to a “share” or “shares” is to Common Stock.

Vesting:	The SARs vest and become exercisable according to the schedule set forth above. SARs will vest on such dates only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through such vesting date. “Service” for purposes of this Award Agreement shall mean employment as an Employee, or service to the Company as a Director or Consultant.

Except as provided below, all unvested SARs will be forfeited upon termination of Service and all vested SARs will remain outstanding, provided that such vested SARs shall be automatically exercised during the Exercise Window (as defined below) which immediately follows termination of Service.

Vesting of the SARs will accelerate in the following circumstances:

•

In the event of termination of Service due to death or disability (as determined by the Administrator based on eligibility for benefits under the Company’s long-term disability program), all SARs will vest in full and shall be automatically exercised during the Exercise Window (as defined below) which immediately follows termination of Service.

•	In the event of a Change in Control, payment or vesting of the SARs will accelerate to the extent provided in Section 12.2(d) of the Plan.

As described below, vested and unvested SARs are subject to cancellation and forfeiture in the event the Participant engages in certain “detrimental conduct” (as defined below).

Exercise; Payment of the Spread:	Once vested, SARs may only be exercised as follows:

SARs outstanding at the Expiration Date set forth above shall be treated as exercised on that date and the Participant shall be entitled to receive an amount equal to the Spread, if any.

During an “Exercise Window” which shall be:

If prior to an IPO, then the Exercise Window is a period which will commence on the date the Share Value is communicated to the Participant and end on the date set forth by the Administrator, which date shall be not less than 30 days thereafter. It is anticipated that the Exercise Window will begin in March of each year.

If after an IPO, then the Exercise Window shall be (i) on any day while the Participant is in the Service of the Company, (ii) if the Participant’s Service is terminated for reasons other than death or disability (as determined by the Administrator based on eligibility for benefits under the Company’s long-term disability program), the 30 day period following Termination of Service, or (iii) if the Participant’s Service is terminated by reason of death or disability, the one year period following such Termination of Service; and if following the Participant’s Termination of Service the SAR is not exercised during the Exercise Windows set forth in (ii) or (iii) it shall terminate and be forfeited.

If the Participant elects to exercise some or all of his or her vested SARs, the Participant may do so by filing an exercise form during the Exercise Window in accordance with procedures established by the Administrator.

Settlement of exercised SARs will occur as promptly as practicable following the end of the Exercise Window. Settlement will be accomplished through the issuance of shares to the Participant having a value (based on the Share Value determined at the time of exercise) equal to the aggregate amount of the Spread, if any, applicable to the exercised SARs. The Administrator may direct that the settlement shall be made in cash. The issuance of shares or payment of cash will be subject to tax withholding, as provided below.

Restrictions on Shares; Stockholder’s Agreement; Lock-Up:	Prior to an IPO, shares issued upon settlement of SARs will not be registered under any federal or state securities laws and will not be readily transferable. As provided in the Plan and this Award Agreement, upon the Participant’s execution and delivery of the Award Agreement and as a condition of receipt of shares upon exercise of vested SARs, the Participant will be deemed to be a party to, a signatory of, and bound by the Stockholders’ Agreement, which contains an acknowledgement of such restrictions and other terms and conditions attached to share ownership.

Without limiting any of the rights of the Company or the Administrator hereunder or under the Plan, upon receipt of shares, the Participant shall be deemed to have agreed that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Participant will (a) not sell, make any short sale of, loan, grant any option for the purchase of, otherwise dispose of, hedge or transfer any of the economic interest in (or agree or commit to do any of the foregoing) any shares received upon exercise of SARs or any other securities of Global Hyatt Corporation (other than those included in the registration, if any) held by the Participant without the prior written consent of the Company or such underwriters, as the case may be, for up to fourteen (14) days prior to, and, in the case of the Company’s IPO, during the one hundred eighty (180) day period (or such longer period as may be required by the Administrator upon the advice of the managing underwriter(s)) following, the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, and (b) enter into and be bound by such form of agreement with respect to the foregoing as the Company or such managing underwriter may reasonably request. In the case of a registered public offering of the Company’s equity securities following the Company’s IPO, the lock-up period described in clause (a) above shall be ninety (90) days (or such longer period as may be required by the Administrator).

Put Option; Call Right:	Prior to an IPO, during each Exercise Window, commencing with the second Exercise Window following the Grant Date, the Participant (or successor) holding shares received from a prior exercise of SARs (i.e., shares held for at least one year), may elect to sell all or some of those shares back to the Company at the Share Value in effect during such Exercise Window on the terms set forth in the Stockholders’ Agreement.

In addition, following the termination of the Participant’s Service, the Company shall have the right to call any such shares in full or in part during an Exercise Window on the terms set forth in the Stockholder’s Agreement.

Payment for any shares sold by the Participant or called by the Company shall be made as promptly as practicable after the end of the Exercise Window on the terms set forth in the Stockholders’ Agreement.

Tax Withholding:	Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon exercise a number of shares having a value (based on the then applicable Share Value) equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the exercise. Any cash payment in settlement of an SAR exercise will be reduced by applicable tax withholding.

The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan.

Transferability of SARs:	SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the SARs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Effect of Detrimental Conduct:	The right to exercise SARs and to receive shares shall be subject to the Effect of Detrimental Conduct on Awards attached hereto as Exhibit A, which shall be deemed a part of this Award Agreement.

Signature page follows.

If a fully-executed copy of this Award Agreement and attached Spousal Consent/Acknowledgement are not returned to the Company by 5:00 pm (Central Time) on             , 2008 the grant of SARs hereunder shall be null and void.

Global Hyatt Corporation	Participant:

By:
Its:	Date:

SPOUSAL CONSENT/ACKNOWLEDGEMENT

To be signed by Participant and, if married, by Participant’s Spouse:

I, the undersigned spouse (“Spouse”) of the undersigned Participant, hereby acknowledge that I have received, read and understand the Plan, this Award Agreement and the Stockholders’ Agreement, and am familiar with the terms and provisions of each. I am aware that such documents impose certain restrictions on the SARs granted to my spouse and on any shares which may be issued upon the exercise of the SARs. I agree that my spouse’s interest in the SARs and in any such shares shall be irrevocably bound by the Plan, the Award Agreement and the Stockholders’ Agreement and further that my community property interest (if any) shall be similarly bound by such agreements.

The undersigned Spouse irrevocably constitutes and appoints my spouse, the undersigned Participant, as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to any and all of the SARs and shares of Global Hyatt Corporation in which I now have or hereafter acquire any interest in (including but not limited to the right, without my further signature, consent or knowledge, to exercise any rights under or to agree to any amendments or modifications of any of the above-referenced documents), with all powers I would possess if personally present, it being expressly understood and intended by me that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by my disability, incapacity or death or dissolution of marriage and this proxy will not terminate without the consent of the Participant and Global Hyatt Corporation.

Global Hyatt Corporation is a third party beneficiary of this Spousal Consent/Acknowledgement and shall have the right to enforce this Spousal Consent/Acknowledgement as if it were a signatory and party hereto.

Signature of Participant’s Spouse:

Print Name:

Signature of Participant:

(Initial here: and sign if unmarried.)

Print Name:

EXHIBIT A

GLOBAL HYATT CORPORATION

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

Effect of Detrimental Conduct on Awards

Awards granted to the Participant under the Amended and Restated Global Hyatt Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”) shall be subject to the following provisions relating to the effect of the Participant’s detrimental conduct on his or her awards under the Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Effect of Detrimental Conduct. In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested and/or vested awards which have not been exercised or otherwise settled under the Plan and all such awards shall be null and void as of the date such detrimental conduct first occurs.

Definition of Detrimental Conduct. The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of the Stockholders’ Agreement or other material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.

Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.